Exhibit 99.1
CONTACT: Robert Atkinson, Tween Brands,
Phone 614-775-3739
Tween Brands Reports Record Third Quarter Results
     NEW ALBANY, Ohio; November 15, 2006 — Tween Brands, Inc. (NYSE: TWB), a leading specialty retailer for tweens, today announced a 21% increase in earnings per diluted share to a record $0.58 on net income of $19.0 million for the third quarter ended October 28, 2006, compared to earnings per diluted share of $0.48 on net income of $16.0 million reported for the 2005 quarter.
Third Quarter Results
Net sales for the third quarter increased 13%, to a record $230.5 million, from $203.5 million for the 2005 period. Tween Brands’ comparable store sales increased 4% during the quarter, in-line with the company’s previous guidance. The 4% increase was comprised of a 1% increase for Limited Too stores and a 35% increase for the 82 Justice stores that were open at least one year as of October 28, 2006.
The higher earnings for the 2006 quarter were largely attributable to the 13% increase in net sales, an improved gross income rate and slightly leveraged general, administrative and store operating expenses. These factors combined to increase operating income 21% over the 2005 quarter. The effective tax rate for the 2006 quarter was higher than that reflected in the prior year results, as the company benefited from approximately $0.5 million in various favorable tax settlements in the 2005 quarter.
“We delivered third quarter results that were in-line with our plan for the start of fall season,” said Mike Rayden, Tween Brands Chairman, President and Chief Executive Officer. “Limited Too was up against some major fashion drivers from back-to-school last year, but still produced a positive comparable sales increase. And our Justice stores continued to surpass our year-over-year sales expectations,” added Mr. Rayden.
Fiscal Year-to-Date Results
Net sales for the nine months ended October 28, 2006 increased 17%, to $611.4 million, compared to $522.9 million for the like period last year.
Tween Brands’ year-to-date earnings per diluted share increased 38%, to $1.10 on net income of $36.6 million, compared to earnings per diluted share of $0.80 on net income of $27.4 million for the same nine-month period last year.
The earnings improvement for the 2006 period was primarily a result of the 17% net sales increase and a 100 basis point improvement in general, administrative and store operating expenses as a rate of net sales, resulting mainly from the elimination of Limited Too’s television advertising. A portion of the television advertising savings was reallocated to additional catazine mailings and other marketing for Limited Too and Justice.
Share Repurchase Update
During the third quarter 2006, the company repurchased approximately 595,000 of its common shares for about $20 million. Since the repurchase program began in November 2004, the company has returned approximately $120 million to shareholders.

Store Growth
Justice opened 26 new stores during the third quarter 2006, ending the period at 141 stores, an increase of 59 stores from the end of third quarter 2005. Justice has opened another eleven new stores during fiscal November and expects to open an additional ten stores before the end of the fiscal year.
Limited Too remodeled 7 existing stores during the quarter and opened 4 new stores, ending the quarter at 570 stores. Limited Too has opened two additional new stores in November and plans to open two more before Thanksgiving.
Fourth Quarter Outlook
Tween Brands expects to report fourth quarter 2006 earnings per diluted share in the range of $0.95 to $1.00, which would be an increase in the range of 19% to 25% on the $0.80 per diluted share reported for fourth quarter 2005. Accordingly, the company is maintaining its previously issued updated earnings guidance for the fiscal year 2006 of $2.05 to $2.10 per diluted share. Tween Brands reported earnings per diluted share of $1.60 for fiscal 2005.
Commenting on the company’s outlook for fourth quarter, Mr. Rayden said, “Our Limited Too and Justice brands have a broad assortment of great holiday gift ideas for our tween customers. Additionally, we have planned a marketing strategy that we believe will drive store traffic and build sales for the fourth quarter.”
Conference Call and Webcast
Tween Brands, Inc. will host a conference call with security analysts beginning at 9:00 a.m. Eastern Time today, Wednesday, November 15th, 2006, to review the operating results for the third quarter ended October 28, 2006. Interested participants can call (800) 819-9193 a few minutes before the 9:00 a.m. start in order to be placed in queue. The conference call passcode is 3423988. This call and replay are also being webcast by CCBN and will be distributed over their investor distribution network. Individual investors can listen to the webcast at www.earnings.com. Institutional investors can access the webcast at www.streetevents.com. The webcast will also be available at the Event Calendar page of Tween Brands’ corporate Web site, www.tweenbrands.com.
About Tween Brands, Inc.
Tween Brands, Inc. is a leading specialty retailer for tweens (ages 7 to 14). At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware tween girls. Limited Too currently operates 572 stores in 46 states and Puerto Rico, and has a select number of international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, key accessories and lifestyle items in predominantly off-the-mall store sites. Justice also publishes a catazine for its tween customers and currently operates 152 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to the company’s earnings outlook and store growth plans for 2006 within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospects,” “outlook,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2006 to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company Home Page: www.tweenbrands.com
*****

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended October 28, 2006 and October 29, 2005
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	October 28,	% of	October 29,	% of
	2006	Sales	2005	Sales
Net sales	$230,481	100.0%	$203,519	100.0%
Cost of goods sold, including buying and occupancy costs	137,986	59.9%	122,995	60.4%

Gross income	92,495	40.1%	80,524	39.6%
General, administrative and store operating expenses	62,999	27.3%	56,232	27.7%

Operating income	29,496	12.8%	24,292	11.9%
Interest income, net	1,085	0.5%	583	0.3%

Earnings before income taxes	30,581	13.3%	24,875	12.3%
Provision for income taxes	11,577	5.1%	8,872	4.4%

Net Income	$19,004	8.2%	$16,003	7.9%

Net income per share:
Basic	$0.59		$0.48

Diluted	$0.58		$0.48

Weighted average common shares:
Basic	32,188		32,996

Diluted	32,883		33,387

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirty-Nine Weeks Ended October 28, 2006 and October 29, 2005
(unaudited, in thousands, except per share amounts)

	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	October 28,	% of	October 29,	% of
	2006	Sales	2005	Sales
Net sales	$611,418	100.0%	$522,867	100.0%
Cost of goods sold, including buying and occupancy costs	382,355	62.5%	327,073	62.6%

Gross income	229,063	37.5%	195,794	37.4%
General, administrative and store operating expenses	174,900	28.6%	154,822	29.6%

Operating income	54,163	8.9%	40,972	7.8%
Interest income, net	3,683	0.6%	1,410	0.3%

Earnings before income taxes	57,846	9.5%	42,382	8.1%
Provision for income taxes	21,241	3.5%	15,003	2.9%

Net Income	$36,605	6.0%	$27,379	5.2%

Net income per share:
Basic	$1.12		$0.81

Diluted	$1.10		$0.80

Weighted average common shares:
Basic	32,679		33,718

Diluted	33,338		34,044

Tween Brands, Inc.
Consolidated Balance Sheets
As of October 28, 2006 and January 28, 2006
(unaudited, in thousands, except share amounts)

	October 28,	January 28,
	2006	2006
ASSETS
Current Assets:
Cash and equivalents	$26,271	$22,248
Investments	72,397	163,451
Restricted assets	1,211	1,193
Accounts receivable	15,806	8,040
Inventories	115,053	66,033
Store supplies	15,022	12,216
Prepaid expenses and other current assets	13,881	11,932

Total current assets	259,641	285,113

Property and equipment, net	228,122	201,983
Long-term investments	16,655	8,464
Deferred income taxes	11,966	10,208
Assets held in trust and other	23,635	17,962

Total assets	$540,019	$523,730

LIABILITIES
Current Liabilities:
Accounts payable	$39,112	$30,223
Accrued expenses	48,406	38,713
Deferred revenue	8,699	11,859
Income taxes payable	17,470	18,050

Total current liabilities	113,687	98,845

Deferred tenant allowances from landlords	52,835	45,817
Supplemental retirement and deferred compensation liability	19,541	16,907
Accrued straight-line rent and other	13,505	11,378

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, 50 million shares authorized	—	—
Common stock, $.01 par value, 100 million shares authorized, 36.4 million and 36.1 million shares issued, 33.7 million and 33.3 million shares outstanding at October 28, 2006 and January 28, 2006, respectively	364	361
Treasury stock, at cost, 4.5 million and 2.7 million shares at October 28, 2006 and January 28, 2006, respectively	(120,554)	(60,595)
Paid in capital	170,737	157,718
Retained earnings	289,904	253,299

Total shareholders’ equity	340,451	350,783

Total liabilities and shareholders’ equity	$540,019	$523,730

Tween Brands, Inc.
Other Financial and Store Operating Information
(dollars in thousands)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	October 28,	October 29,	%	October 28,	October 29,	%
	2006	2005	Change	2006	2005	Change
Gross Margin	$92,495	$80,524	15%	$229,063	$195,794	17%
Gross margin as percentage of net sales	40.1%	39.6%		37.5%	37.4%
Capital expenditures	24,779	16,096	54%	50,096	41,241	21%
Depreciation and amortization	5,777	4,997	16%	16,969	14,471	17%

Number of stores:
Beginning of period	681	629		666	603
Opened	30	29		57	60
Closed	—	(4)		(12)	(9)

End of period	711	654		711	654

Number of Limited Too stores	570	572		570	572
Number of Justice stores	141	82		141	82

Total gross square feet at period end (thousands)	2,963	2,726		2,963	2,726

Comparable store sales % increase/(decrease)	4%	8%		8%	5%
Limited Too stores	1%	8%		6%	5%
Justice stores	35%	19%		33%	13%